LifeVantage Announces Financial Results for the
Second Quarter of Fiscal 2019

Reports Highest Quarterly Revenue in Company History
Second Quarter Revenue of $58.2 Million Increased 17.6% YOY
Active Members Increased 8.2% YOY
Raising Fiscal 2019 Revenue Guidance
Board of Directors Increases Shares Repurchase Authorization to $15 Million

Salt Lake City, UT, February 4, 2019, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its second quarter ended December 31, 2018.
Second Quarter Fiscal 2019 Summary:

•	Revenue increased 17.6% to $58.2 million year over year and 4.6% sequentially;

•	Revenue in the Americas increased 15.0% year over year and 3.3% sequentially. Revenue in Asia/Pacific & Europe increased 25.0% year over year and 8.2% sequentially;

•	Active members increased 8.2%, including independent distributor growth of 6.5% and active customer growth of 9.3% year over year;

•	Adjusted EBITDA was $3.3 million compared to $3.7 million in the prior year period;

•	Earnings per diluted share were $0.06, up from $0.02 in the prior year period;

•	Adjusted earnings per diluted share were $0.13, up from $0.11 in the prior year period; and

•
Raising fiscal 2019 revenue guidance to a range of $222 million to $232 million, while adjusting fiscal 2019 diluted earnings per shares guidance to a range of $0.46 to $0.52 to reflect share price impact on non-cash stock-based compensation expense.

* All year over year growth rates compare the second quarter of fiscal 2019 to the second quarter of fiscal 2018. All sequential growth rates compare the second quarter of fiscal 2019 to the first quarter of fiscal 2019.
"We are very pleased with our record quarterly revenue generated during the second quarter, reflecting growth across nearly all of our markets and the positive impact of our product, geographical and member growth strategies. Given the strong sales trends through the first half of the year and our enhanced sales trajectory, we are increasing our fiscal 2019 revenue guidance,” stated LifeVantage President and Chief Executive Officer Darren Jensen. “The launch of Taiwan at the beginning of fiscal 2019 has enhanced our Greater China region and was a key contributor to our distributor growth during the second quarter. We are on track for additional geographic expansions in Europe later this year, where our customer program across several markets is seeding the launch of our business opportunity. Additionally, we plan to continue to innovate and enhance our product portfolio. The True Science hair care launch at our Global Convention during the second quarter was highly successful and we are now broadening the markets where hair care is available. At our upcoming Elite Academy in Charleston, SC, we will introduce enhancements to our PhysIQ™ Weight Management System. This system has been updated to reflect the evolving demand of biohackers and to keep us at the forefront of smart weight management.”
Second Quarter Fiscal 2019 Results
For the second fiscal quarter ended December 31, 2018, the Company reported revenue of $58.2 million, an increase of 17.6% as compared to $49.5 million in the second quarter of fiscal 2018. Revenue in the Americas for the second quarter increased 15.0% compared to the second quarter of fiscal 2018 and revenue in the Asia/Pacific & Europe region increased 25.0% compared to the second quarter of fiscal 2018. Revenue for the second quarter of fiscal 2019 was negatively impacted $0.3 million, or 0.6%, by foreign currency fluctuations associated with revenue generated in several international markets when compared to the second quarter of fiscal 2018.
Gross profit for the second quarter of fiscal 2019 was $48.4 million, or 83.2% of revenue, compared to $40.4 million, or 81.6% of revenue, for the same period in fiscal 2018. The increase in gross margin reflected the benefits of a price increase during the second half of fiscal 2018 and changes to product and market mix.
Commissions and incentives expense for the second quarter of fiscal 2019 was $28.2 million, or 48.4% of revenue, compared to $23.4 million, or 47.3% of revenue, for the same period in fiscal 2018. The year over year increase is due to the success of the Company's Red Carpet program and Pace Setter promotions, incentive events held during the second quarter, and typical variations that occur based on revenue mix each period.
Selling, general and administrative expense (SG&A) for the second quarter of fiscal 2019 was $19.6 million, or 33.7% of revenue, compared to $14.6 million, or 29.6% of revenue, for the same period in fiscal 2018. Adjusted for class-action action lawsuit expense of $0.4 million and nonrecurring legal and accounting expenses of $0.2 million, adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2019 were $19.1 million or 32.8% of revenue. Adjusted for executive severance, recruiting and transition expenses of $0.2 million and class-action lawsuit expense of $20,000, adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2018 were $14.5 million or 29.2% of revenue. The $4.6 million year over year increase in non-GAAP SG&A primarily reflects additional event expenses during the second quarter of fiscal 2019 due to the timing of the Company’s Global Convention, an increase in employee incentive compensation expenses and increased staffing levels that occurred in the second half of fiscal 2018.
Operating income for the second quarter of fiscal 2019 was $0.6 million, compared to $2.3 million for the second quarter of fiscal 2018. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the second quarter of fiscal 2019 was $1.1 million compared to $2.5 million for the second quarter of fiscal 2018.
Adjusted EBITDA was $3.3 million for the second quarter of fiscal 2019, compared to $3.7 million for the comparable period in fiscal 2018.
Net income for the second quarter of fiscal 2019 was $0.8 million, or $0.06 per diluted share. This compares to net income for the second quarter of fiscal 2018 of $0.3 million, or $0.02 per diluted share. Accounting for the non-GAAP adjustments noted previously, and tax benefits of these adjustments of $0.5 million, adjusted non-GAAP net income for the second quarter of fiscal 2019 was $1.9 million, or $0.13 per diluted share, compared to adjusted non-GAAP net income of $1.6 million, or $0.11 per diluted share, for the comparable period of fiscal 2018. Non-GAAP adjustments to net income during the second quarter of fiscal 2018 included the SG&A expenses noted previously, net of $0.1 million of income tax expense associated with the adjustments and $1.2 million of one-time, non-cash tax expense associated with the re-valuation of deferred tax assets to the new federal corporate tax rate.
Fiscal 2019 First Six Months Results
For the first six months of fiscal 2019, the Company reported net revenue of $113.8 million, an increase of 15.4% compared to $98.6 million for the first six months of fiscal 2018. In the first six months of fiscal 2019, revenue in the Americas increased 14.3% and revenue in Asia/Pacific & Europe increased 18.5%. Revenue for the first six months of fiscal 2019 was negatively impacted $0.6 million, or 0.6%, by foreign currency fluctuations associated with revenue generated in several international markets.
Gross profit for the first six months of fiscal 2019 was $94.8 million, or 83.3% of revenue, compared to $80.8 million, or 81.9% of revenue, for the first six months of fiscal 2018.
Commissions and incentives expense for the first six months of fiscal 2019 was $56.0 million, or 49.2% of revenue, compared to $46.8 million, or 47.5% of revenue, for the first six months of fiscal 2018.
SG&A for the first six months of fiscal 2019 was $36.9 million, or 32.4% of revenue, compared to $30.2 million, or 30.7% of revenue, for the first six months of fiscal 2018. Adjusted for nonrecurring legal and accounting expenses $0.4 million and class-action lawsuit expense of $0.4 million, partially offset by a benefit associated with executive severance of $0.1 million, adjusted non-GAAP SG&A expenses for the first six months of fiscal 2019 were $36.2 million or 31.8% of revenue. Adjusted for class-action lawsuit expenses of $0.2 million, executive team recruiting and transition expenses of $0.2 million and other nonrecurring legal and accounting expenses of $0.1 million, adjusted non-GAAP SG&A expenses for the first six months of fiscal 2018 were $29.8 million or 30.2% of revenue. The $6.5 million year over year increase in non-GAAP SG&A primarily reflects additional event expenses during the first six months of fiscal 2019 due to the volume and timing of events, an increase in employee incentive compensation expenses and increased staffing levels that occurred in the second half of fiscal 2018.
Operating income for the first six months of fiscal 2019 was $1.9 million, compared to $3.7 million for the first six months of fiscal 2018. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the first six months of fiscal 2019 was $2.6 million compared to $4.2 million for the first six months of fiscal 2018.
Adjusted EBITDA was $6.5 million for the first six months of fiscal 2019, compared to $6.3 million for the same period in fiscal 2018.
Net income for the first six months of fiscal 2019 was $1.7 million, or $0.12 per diluted share, compared to $1.1 million, or $0.08 per diluted share for the first six months of fiscal 2018. Accounting for the non-GAAP adjustments noted previously, and tax benefits of these adjustments of $0.5 million, adjusted non-GAAP net income for the first half of fiscal 2019 was $2.9 million, or $0.20 per diluted share, compared to adjusted non-GAAP net income of $2.6 million, or $0.19 per diluted share, for the comparable period of fiscal 2018. Non-GAAP adjustments to net income during the first half of fiscal 2018 included the SG&A expenses noted previously, net of $0.1 million of income tax expense associated with the adjustments and $1.2 million of one-time, non-cash tax expense associated with the re-valuation of deferred tax assets to the new federal corporate tax rate.
Balance Sheet & Liquidity
The Company generated $4.6 million of cash from operations during the second quarter of fiscal 2019 compared to $2.2 million in the comparable period of fiscal 2018. The Company's cash and cash equivalents at December 31, 2018 were $19.0 million, compared to $16.7 million at June 30, 2018. Total debt at December 31, 2018 was $4.4 million compared to $5.4 million at June 30, 2018. During the second quarter of fiscal 2019, the Company repurchased $1.5 million of common shares under its share repurchase plan. On February 1, 2019, the Board of Directors increased the Company's share repurchase authorization to $15 million from $5 million previously. On February 1, 2019, the Company made an additional principal payment of $2.0 million on its 2016 term loan and amended the 2016 credit facility to increase the revolving loan facility from $2.0 million to $5.0 million. As of February 1, 2019, no amounts were drawn on the revolving credit facility.
Fiscal Year 2019 Guidance
The Company is raising its revenue guidance for fiscal 2019 to a range of $222 million to $232 million, up from the prior range of $215 million to $225 million. Based upon the increased share price and significant relative outperformance of LifeVantage shares vs. the broader market since the beginning of the fiscal year, the Company has increased its forecast for non-cash stock-based compensation. As a result, the Company is adjusting its fiscal 2019 non-GAAP adjusted earnings per share guidance to a range of $0.46 to $0.52 from $0.54 to $0.58 previously. The significant increase in the Company’s share price during fiscal 2019 has led to increases in the diluted share count and stock-based compensation expenses that are each directly correlated to the share price and difficult to forecast over the remainder of fiscal 2019. The impact of these items will not affect expected growth in adjusted EBITDA, which the Company expects will more closely correlate with anticipated revenue growth. The Company's adjusted non-GAAP earnings per diluted share guidance excludes any non-operating or non-recurring expenses that may materialize during the remainder of fiscal 2019. The Company is not providing GAAP earnings per diluted share guidance for fiscal 2019 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (888) 394-8218 from the U.S. International callers can dial (323) 701-0225. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, February 11, 2019, by dialing (844) 512-2921 from the U.S. and entering confirmation code 1821596, or (412) 317-6671 from international locations, and entering confirmation code 1821596.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics - a new science dedicated to biohacking the human aging code. The company is engaged in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including Protandim®, a line of scientifically-validated dietary supplements; TrueScience®, a line of Nrf2 infused skin care and hair care products; Petandim™ for Dogs, a companion pet supplement formulated to combat oxidative stress in dogs; Axio® Smart Energy Drink mixes; PhysIQ™, a Smart Weight Management System; and Omega+, a 3-in-1 fish oil supplement. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe", "hopes", "intends", "estimates", "expects", "projects", "plans", "anticipates", "look forward to", "goal", “may be”, and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Scott Van Winkle, ICR
(617) 956-6736, scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	December 31, 2018	June 30, 2018
ASSETS
Current assets
Cash and cash equivalents	$18,989	$16,652
Accounts receivable	2,376	2,067
Income tax receivable	2,866	451
Inventory, net	13,301	13,627
Prepaid expenses and other	6,126	6,141
Total current assets	43,658	38,938

Property and equipment, net	5,848	6,587
Intangible assets, net	1,049	1,115
Long-term deferred income tax asset	2,283	3,255
Other long-term assets	1,255	1,247
TOTAL ASSETS	$54,093	$51,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,108	$3,813
Commissions payable	8,071	7,546
Income tax payable	162	39
Other accrued expenses	14,422	10,407
Current portion of long-term debt	2,000	2,000
Total current liabilities	28,763	23,805

Long-term debt
Principal amount	2,500	3,500
Less: unamortized discount and deferred offering costs	(73)	(88)
Long-term debt, net of unamortized discount and deferred offering costs	2,427	3,412
Other long-term liabilities	1,885	1,978
Total liabilities	33,075	29,195
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 14,267 and 14,073 issued and outstanding as of December 31, 2018 and June 30, 2018, respectively	1	1
Additional paid-in capital	123,501	124,663
Accumulated deficit	(102,494)	(102,731)
Accumulated other comprehensive income	10	14
Total stockholders’ equity	21,018	21,947
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,093	$51,142

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017
Revenue, net	$58,167	$49,482	$113,776	$98,609
Cost of sales	9,794	9,117	18,994	17,856
Gross profit	48,373	40,365	94,782	80,753

Operating expenses:
Commissions and incentives	28,176	23,395	55,961	46,804
Selling, general and administrative	19,616	14,643	36,918	30,224
Total operating expenses	47,792	38,038	92,879	77,028
Operating income	581	2,327	1,903	3,725

Other expense:
Interest expense	(100)	(103)	(209)	(265)
Other expense, net	(72)	(169)	(120)	(147)
Total other expense	(172)	(272)	(329)	(412)
Income before income taxes	409	2,055	1,574	3,313
Income tax benefit (expense)	420	(1,738)	166	(2,179)
Net income	$829	$317	$1,740	$1,134
Net income per share:
Basic	$0.06	$0.02	$0.12	$0.08
Diluted	$0.06	$0.02	$0.12	$0.08
Weighted-average shares outstanding:
Basic	13,944	13,956	13,996	13,959
Diluted	14,963	14,153	14,996	14,117

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
(In thousands)	2018		2017		2018		2017
Americas	$42,440	73%	$36,903	75%	$83,519	73%	$73,066	74%
Asia/Pacific & Europe	15,727	27%	12,579	25%	30,257	27%	25,543	26%
Total	$58,167	100%	$49,482	100%	$113,776	100%	$98,609	100%

	Active Members
	(unaudited)

	As of December 31,
	2018		2017
Active Independent Distributors (1)
Americas	45,000	68%	44,000	71%
Asia/Pacific & Europe	21,000	32%	18,000	29%
Total Active Independent Distributors	66,000	100%	62,000	100%

Active Customers (2)
Americas	95,000	81%	86,000	80%
Asia/Pacific & Europe	23,000	19%	22,000	20%
Total Active Customers	118,000	100%	108,000	100%

Active Members (3)
Americas	140,000	76%	130,000	76%
Asia/Pacific & Europe	44,000	24%	40,000	24%
Total Active Members	184,000	100%	170,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Members is the sum of Active Independent Distributors and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2018	2017	2018	2017
GAAP Net income	$829	$317	$1,740	$1,134
Interest Expense	100	103	209	265
Provision for income taxes	(420)	1,738	(166)	2,179
Depreciation and amortization	436	322	878	672
Non-GAAP EBITDA:	945	2,480	2,661	4,250
Adjustments:
Stock compensation expense	1,721	830	3,053	1,453
Other expense, net	72	169	120	147
Other adjustments(1)	532	183	693	474
Total adjustments	2,325	1,182	3,866	2,074
Non-GAAP Adjusted EBITDA	$3,270	$3,662	$6,527	$6,324

(1) Other adjustments breakout:
Class-action lawsuit expenses	$364	$20	$367	$216
Executive team severance expenses, net	—	—	(79)	—
Executive team recruiting and transition expenses	—	163	—	207
Other nonrecurring legal expenses	168	—	405	51
Total adjustments	$532	$183	$693	$474

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2018	2017	2018	2017
GAAP Net income	$829	$317	$1,740	$1,134
Adjustments:
Executive team severance expenses, net	—	—	(79)	—
Executive team recruiting and transition expenses	—	163	—	207
Class-action lawsuit expenses	364	20	367	216
Other nonrecurring legal and accounting expenses	168	—	405	51
Tax impact of adjustments(1)	547	(56)	512	(145)
Tax expense impact of revaluation of deferred tax assets(2)	—	1,166	—	1,166
Total adjustments, net of tax	1,079	1,293	1,205	1,495
Non-GAAP Net Income:	$1,908	$1,610	$2,945	$2,629

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Diluted earnings per share, as reported	$0.06	$0.02	$0.12	$0.08
Total adjustments, net of tax	0.07	0.09	0.08	0.11
Diluted earnings per share, as adjusted	$0.13	$0.11	$0.20	$0.19

(1) Tax impact of adjustments excludes the effect of the one-time deferred tax asset adjustment.
(2) Tax impact of the remeasurement of our deferred tax assets, pursuant to the 2017 tax reform legislation. Deferred tax assets were reduced as the reversal of the underlying transactions will be deductible at the lower corporate tax rates included in the 2017 legislation.